[CBRL GROUP, INC. LOGO]	POST OFFICE BOX 787
LEBANON, TENNESSEE
37088-0787

C B R L G R O U P, I N C.

Investor Contact: Diana S. Wynne
Senior Vice President, Corporate Affairs
(615) 443-9837

Media Contact:     Julie K. Davis
Director, Corporate Communications
(615) 443-9266

CBRL GROUP REPORTS JUNE COMPARABLE STORE SALES

LEBANON, Tenn. - June 26, 2007 -- CBRL Group, Inc. (Nasdaq: CBRL) today reported comparable store sales for its Cracker Barrel Old Country Store® restaurants and gift shops for the four-week period ending Friday, June 22, 2007.

•	Comparable store restaurant sales increased 1.1% from the comparable period last year, with approximately 2.2% higher average check primarily due to an average menu price increase of about 2.0%.
•	Comparable store retail sales were up 2.9% in fiscal June.

Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 560 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states.

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